Exhibit 10.1
September 23, 2010
VIA HAND DELIVERY
Mr. Gary Sawka
Questcor Pharmaceuticals, Inc.
3260 Whipple Road
Union City, CA 94587
Re: Transition to 25% time
Dear Mr. Sawka:
     This letter agreement (“Agreement”) sets forth the terms of your change in status from your current role as a full-time employee of Questcor Pharmaceuticals, Inc. (the “Company”) to a new role as a 25% time employee of the Company for a three month transition period:
     1. Transition Date. Your last day as the Company’s Senior Vice President and Chief Financial Officer, the Company’s Principal Accounting Officer and its Assistant Secretary, will be October 1, 2010 (the “Transition Date”). Until the Transition Date, you shall continue to use your best efforts to perform your currently assigned duties and responsibilities. During your continued employment in your current capacity through the Transition Date, you will receive your regular base salary payments and continued benefits coverage in which you are currently enrolled. Of course, you must continue to comply with all of the Company’s policies and procedures during your continued employment.
     2. Post-Transition Date. On the Transition Date, you will continue to be an employee of the Company under the terms set forth in this Agreement, but you will no longer be an officer of the Company or its subsidiary and your title will change to Special Projects, Finance. Within five (5) business days of the Transition Date, you will use your best efforts to execute and deliver to the Company a “sub-certification” to support the certifications contemplated by Section 302 of the Sarbanes-Oxley Act of 2002. You agree to work at 25% of your usual work week and your compensation will be a gross amount of $5,579.16 per month ($2,798.58 gross semi-monthly) less all applicable payroll deductions and withholdings. The Company will also reimburse you, in accordance with its standard practices, for any expenses incurred in the performance of your post-Transition Date duties and responsibilities. The term of your post-Transition Date employment will be for a period (the “Transition Period”) commencing on the Transition Date and ending on the “Transition Ending Date” which shall be December 31, 2010. A description of your duties and responsibilities during the Transition Period is set forth on Schedule 1 and the Company shall direct the means and methods of how you accomplish these duties and responsibilities.
     3. Continued Vesting. As a result of your continuous service as an employee during the Transition Period, all your stock options to purchase the Company’s Common Stock shall continue to vest until the Transition Ending Date. After the Transition Ending Date, in accordance with your stock option agreements (the “Option Agreements”) and the Company’s 2006 Equity Incentive Award Plan under which your options were granted (the “Option Plan”), you will have ninety (90) days to exercise your vested stock options, subject to certain exceptions as set forth in the Option Agreements and Option Plan. Upon the Transition Ending Date, all of your unvested stock options will terminate immediately.

     4. Other Benefits. Your participation in the Company’s medical, dental and vision insurance plans will end on October 30, 2010. Holidays will be paid at 25% of the full time rate. Until the Transition Ending Date, you will also continue to be eligible to participate in the Company’s 401(k) Plan. All other benefits including life, accidental death and disability insurance, PTO accrual and your participation in the Employee Stock Purchase Plan will end on your Transition Date.
     5. Accrued Salary and Vacation. On the Transition Ending Date, the Company will pay you for all accrued salary and all accrued and unused vacation earned through the Transition Ending Date, subject to standard payroll deductions and withholdings. The Company will also pay you for any approved expenses incurred but not yet paid as of the Transition Ending Date. You are entitled to these payments by law.
     6. Transition Ending Date Benefits. If you: (a) timely sign and date this Agreement, (b) allow it to become effective and fully perform under its terms, (c) sign and date the Transition Ending Date Release attached hereto as Exhibit A on or within 21 days after the Transition Ending Date, and (d) allow the Transition Ending Date Release to become effective and do not revoke it; then after your Transition Ending Date and upon the effectiveness of the Transition Ending Date Release the Company will pay you $70,000.
     7. Proprietary Information and Inventions. You agree that the Proprietary Information and Inventions Agreement between you and the Company (the “Proprietary Information Agreement” shall remain in full force and effect following the date of this Agreement and the Transition Ending Date in accordance with its terms.
     8. Other Work Activities. You have no duty to mitigate any compensation you receive from this Agreement. Throughout the Transition Period, you may engage in employment, consulting, or other work relationships in addition to your work for the Company, provided that such other employment, consulting, or work relationships do not interfere with your continuing obligations to the Company or otherwise create a conflict of interest with the Company. The Company will make reasonable arrangements to enable you to perform your work for the Company at such times and in such a manner so that it will not interfere with other activities in which you may engage. In order to protect the trade secrets and confidential and proprietary information of the Company, you agree that, during the Transition Period, you will notify the Company, in writing, before you obtain competitive employment, perform competitive work for any business entity, or engage in any other work activity that is or may be competitive with the Company, and you will obtain the Company’s written consent before engaging in any such competitive activity. If you engage in such competitive activity without the Company’s prior written consent, or otherwise breach this Agreement or the Proprietary Information Agreement, then, in addition to any other remedies, the Company’s obligation to pay your salary will cease, and the Company will have the right to set your Transition Ending Date as of the date you first engaged in competitive activity and void your right to the Transition Ending Date Benefits described in Paragraph 6.
     9. Other Compensation or Benefits.
          (a) General Compensation or Benefits. You acknowledge that, except as expressly provided in this Agreement, you are not entitled to receive and will not receive from the Company any additional compensation or benefits, including but not limited to salary, bonuses, severance, or employee benefits either during your continued employment or after the Transition Ending Date. By way of example, but not limitation, you acknowledge and agree that you are not eligible for any bonus compensation for 2010, and upon the termination of your employment on the Transition Ending Date, you will not be entitled to receive any severance pay notwithstanding the terms of that certain Severance Agreement between you and the Company dated September 10, 2008, which agreement is hereby terminated and of no further force or effect, and you hereby waive any right to any compensation or benefits under that Agreement.

          (b) Change in Control Compensation or Benefits.
               (i) Change in Control Benefits Prior to the Transition Date. From the date of this Agreement up until and including your Transition Date, you shall be entitled to receive any Change in Control benefits to which you become entitled during such period pursuant to the terms of your Change in Control Agreement dated September 10, 2008 and amended December 22, 2008 (“Change in Control Agreement”); provided, however, that if any such compensation or benefits are provided to you, they shall be in lieu of the other benefits provided under this Agreement, including without limitation any of the compensation or benefits set forth in Sections 2, 3, 4, 5 and 6 herein.
               (ii) Change in Control Benefits After the Transition Date. After the Transition Date, you shall not be entitled to receive any Change in Control severance benefits, regardless of whether the Company is subject to a Change in Control after the Transition Date (including any Change in Control that occurs during the Transition Period) under your Change in Control Agreement. The acceleration of the vesting of your stock options upon a Change in Control shall be governed by the Option Plan and your Option Agreements. You expressly agree that your Change in Control Agreement shall have no further force or effect after the Transition Date, and you hereby waive any right to any compensation or benefits under that Agreement after the Transition Date. For purposes of clarification, if there is a Change of Control after the Transition Period, all other terms of this Agreement will remain in full effect.
     10. Return of Company Property. You agree to return to the Company, on the Transition Ending Date or earlier if requested by the Company, all Company documents (and all copies thereof) and other property of the Company in your possession or control. You agree that you will make a diligent and timely search to locate any such documents, property and information. In addition, if you have used any personally owned computer, server, or e-mail system to receive, store, review, prepare or transmit any Company confidential or proprietary data, materials or information, then you agree to provide the Company, no later than the Transition Ending Date, with a computer-useable copy of all such information and then permanently delete and expunge such Company confidential or proprietary information from those systems without retaining any reproductions (in whole or in part); and you agree to provide the Company access to your system as requested to verify that the necessary copying and/or deletion is done. Your timely compliance with this Section 10 is a precondition to your eligibility for the Transition Ending Date Benefits.
     11. Nonsolicitation. In order to protect the trade secrets and confidential and proprietary information of the Company, you agree that during your continued employment, and for one year following the Transition Ending Date, you will not, either directly or through others, solicit or attempt to solicit any employee, consultant, or independent contractor of the Company to terminate his or her relationship with the Company in order to become an employee, consultant or independent contractor to or for any other person or entity.
     12. Nondisparagement. You agree not to disparage the Company or the Company’s officers, directors, employees, shareholders, parents, subsidiaries, affiliates, and agents, in any manner likely to be harmful to them or their business, business reputation or personal reputation and the Company agrees not to disparage you in any manner likely to be harmful to your business, business reputation or personal reputation; provided that the parties may respond accurately and fully to any question, inquiry or request for information when required by legal process.
     13. Release.
          (a) General Release. In exchange for the consideration provided to you by this Agreement that you are not otherwise entitled to receive, you hereby generally and completely release, acquit and forever discharge the Company and affiliated entities, along with its and their predecessors and successors and their respective directors, officers, employees, shareholders, partners, agents, attorneys, insurers, affiliates and assigns (collectively, the “Released Parties”), of and from any and all claims, liabilities and obligations, both known and unknown, that arise from or are in any way related to events, acts, conduct, or omissions occurring at any time prior to and including the date that you sign this Agreement (collectively, the “Released Claims”).

          (b) Scope of Release. The Released Claims include, but are not limited to: (a) all claims arising out of or in any way related to your employment with the Company, or the termination of that employment; (b) all claims related to your compensation or benefits from the Company, including salary, bonuses, commissions, other incentive compensation, vacation pay and the redemption thereof, expense reimbursements, severance payments, fringe benefits, stock, stock options, or any other ownership or equity interests in the Company; (c) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; all tort claims, including but not limited to claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (e) all federal, state, and local statutory claims, including but not limited to claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990 (as amended), the federal Age Discrimination in Employment Act of 1967 (as amended) (the “ADEA”), and the California Fair Employment and Housing Act (as amended).
          (c) Exceptions. Notwithstanding the foregoing, the following are not included in the Released Claims (the “Excluded Claims”): (a) any rights or claims for indemnification you may have pursuant to any written indemnification agreement with the Company to which you are a party, the charter, bylaws, or operating agreements of the Company, or under applicable law; (b) any rights which are not waivable as a matter of law; or (c) any claims arising from the breach of this Agreement. In addition, nothing in this Agreement prevents you from filing, cooperating with, or participating in any investigation or proceeding before the Equal Employment Opportunity Commission, the Department of Labor, the California Department of Fair Employment and Housing, or any other government agency, except that you hereby waive your right to any monetary benefits in connection with any such claim, charge, investigation or proceeding. You hereby represent and warrant that, other than the Excluded Claims, you are not aware of any claims you have or might have against any of the Released Parties that are not included in the Released Claims.
     14. ADEA Waiver. You hereby acknowledge that you are knowingly and voluntarily waiving and releasing any rights you may have under the ADEA, and that the consideration given for the waiver and release you have given in this Agreement is in addition to anything of value to which you were already entitled. You further acknowledge that: (a) your waiver and release do not apply to any rights or claims that may arise after the date you sign this Agreement; (b) you should consult with an attorney prior to signing this Agreement (although you may voluntarily decide not to do so); (c) you have twenty-one (21) days to consider this Agreement (although you may choose voluntarily to sign this Agreement sooner); (d) you have seven (7) days following the date you sign this Agreement to revoke this Agreement (in a written revocation sent to and received by the Company’s Chief Executive Officer); and (e) this Agreement will not be effective until the date upon which the revocation period has expired, which will be the eighth day after you sign this Agreement, provided that you do not revoke it (the “Effective Date”).
     15. Section 1542 Waiver. In giving the release herein, which includes claims which may be unknown to you at present, you acknowledge that you have read and understand Section 1542 of the California Civil Code, which reads as follows:

A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.
For the purpose of implementing a full and complete release and discharge of the Released Parties, you hereby expressly waive and relinquish all rights and benefits under that section and any law or legal principle of similar effect in any jurisdiction with respect to your release of claims in this Agreement, including your release of unknown and unsuspected claims.
     16. Entire Agreement. Nothing in this Agreement shall affect the terms of the Indemnification Agreement you entered into with the Company on September 10, 2008, which shall continue in full force and effect. Both your initial offer letter and your Severance Agreement dated September 10, 2008 are completely superseded by this Agreement and are no longer of any force and effect. Except as expressly stated above, this Agreement, including all exhibits, constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to the subject matter hereof. This Agreement supersedes any and all other agreements, whether oral, implied or written, between you and the Company on its subject matter. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein. It may not be modified except in a written agreement approved by the Board and signed by you and a duly authorized officer of the Company. Each party has carefully read this Agreement, has been afforded the opportunity to be advised of its meaning and consequences by his or its respective attorneys, and signed the same of his or its own free will. Any ambiguity in this Agreement shall not be construed against either party as the drafter.
     17. Successors and Assigns. This Agreement will bind the heirs, personal representatives, successors, assigns, executors and administrators of each party, and will inure to the benefit of each party, its heirs, successors and assigns.
     18. Applicable Law. This Agreement will be deemed to have been entered into and will be construed and enforced in accordance with the laws of the State of California without regard to conflict of laws principles. The parties agree that venue for any legal action relating to this Agreement will be Alameda County, California.
     19. Severability; Waiver of Breach. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question shall be deemed modified so as to be rendered enforceable in a manner consistent with the intent of the parties, insofar as possible under applicable law. Any waiver of a breach of this Agreement, or rights hereunder, shall be in writing and shall not be deemed to be a waiver of any successive breach or rights hereunder.
     20. Counterparts. This Agreement may be executed in two counterparts, each of which will be deemed an original, all of which together constitutes one and the same instrument. Facsimile signatures are as effective as original signatures.
     If this Agreement is acceptable to you, please sign below within twenty-one (21) days of your receipt of this Agreement, and return the fully signed original to me. If you do not sign this Agreement within the aforementioned timeframe and promptly return it to me, or if you sign this Agreement but then timely revoke this Agreement under Paragraph 14 above, then this Agreement will be of no force or effect.
     We wish you the best and look forward to continuing to work with you prior to and during the Reassignment Period.

Sincerely, QUESTCOR PHARMACEUTICALS, INC.
By:	/s/ Don Bailey
Don Bailey
President & Chief Executive Officer

UNDERSTOOD AND AGREED:
/s/ Gary Sawka
Gary Sawka
Date: September 27, 2010

EXHIBIT A
TRANSITION ENDING DATE RELEASE
[To be signed on or within 21 days after the Transition Ending Date]
Pursuant to the terms of that certain letter agreement (the “Agreement”) between Questcor Pharmaceuticals, Inc. (the “Company”) and me dated ______, 2010, and as a condition of the Transition Ending Date Benefits to be provided to me under the Agreement, I hereby provide the following Transition Ending Date Release (the “Release”). I understand that I am not entitled to the Transition Ending Date Benefits unless I timely sign this Release and allow it to become effective.
     1. Release.
          (a) General Release. In exchange for the Transition Ending Date Benefits to be provided to me that I am not otherwise entitled to receive, I hereby generally and completely release, acquit and forever discharge the Company and its affiliated entities, along with its and their predecessors and successors and their respective directors, officers, employees, shareholders, partners, agents, attorneys, insurers, affiliates and assigns (collectively, the “Released Parties”), of and from any and all claims, liabilities and obligations, both known and unknown, that arise from or are in any way related to events, acts, conduct, or omissions occurring at any time prior to and including the date that I sign this Release (collectively, the “Released Claims”).
          (b) Scope of Release. The Released Claims include, but are not limited to: (a) all claims arising out of or in any way related to my employment with the Company, or the termination of that employment; (b) all claims related to my compensation or benefits from the Company, including salary, bonuses, commissions, other incentive compensation, vacation pay and the redemption thereof, expense reimbursements, severance payments, fringe benefits, stock, stock options, or any other ownership or equity interests in the Company; (c) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing (including but not limited to claims based on or arising from the Agreement); (d) all tort claims, including but not limited to claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (e) all federal, state, and local statutory claims, including but not limited to claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990 (as amended), the federal Age Discrimination in Employment Act of 1967 (as amended) (the “ADEA”), and the California Fair Employment and Housing Act (as amended).
          (c) Exceptions. Notwithstanding the foregoing, the following are not included in the Released Claims (the “Excluded Claims”): (a) any rights or claims for indemnification I may have pursuant to any written indemnification agreement with the Company to which I am a party, the charter, bylaws, or operating agreements of the Company, or under applicable law; (b) any rights which are not waivable as a matter of law; or (c) any claims for breach of the Agreement arising after the date that I sign the Release. In addition, nothing in this Release prevents me from filing, cooperating with, or participating in any investigation or proceeding before the Equal Employment Opportunity Commission, the Department of Labor, the California Department of Fair Employment and Housing, or any other government agency, except that I hereby waive my right to any monetary benefits in connection with any such claim, charge, investigation or proceeding. I hereby represent and warrant that, other than the Excluded Claims, I am not aware of any claims I have or might have against any of the Released Parties that are not included in the Released Claims.

A-1

     2. ADEA Waiver. I acknowledge that I am knowingly and voluntarily waiving and releasing any rights I may have under the ADEA, that the consideration given for the Release is in addition to anything of value to which I was already entitled, and that I have been advised by this writing, as required by the ADEA, that: (a) my release of claims does not apply to any rights or claims that arise after the date I sign this Release; (b) I should consult with an attorney prior to signing this Release (although I may choose voluntarily not to do so); (c) I have twenty-one (21) days to consider this Release (although I may choose voluntarily to sign it sooner); (d) I have seven (7) days following the date I sign this Release to revoke it by providing written notice of my revocation to the Company’s Board of Directors; and (e) this Release will not be effective until the date upon which the revocation period has expired unexercised, which will be the eighth day after I sign this Release (“Effective Date”).
     3. Section 1542 Waiver. In giving the general release herein, which includes claims which may be unknown to me at present, I acknowledge that I have read and understand Section 1542 of the California Civil Code, which reads as follows:
A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.
For the purpose of implementing a full and complete release and discharge of the Released Parties, I hereby expressly waive and relinquish all rights and benefits under that section and any law of any other jurisdiction of similar effect with respect to my release of claims, including but not limited to any unknown or unsuspected claims herein.
     4. Representations. I hereby represent that I have been paid all compensation owed and for all hours worked, have received all the leave and leave benefits and protections for which I am eligible, pursuant to the Family and Medical Leave Act or otherwise, and have not suffered any on-the-job injury for which I have not already filed a workers’ compensation claim.

UNDERSTOOD AND AGREED:

Gary Sawka
Date:

A-2

SCHEDULE 1
Part-time services to be performed during the Transition Period will include services commensurate with your level of experience and prior full-time role with the Company and may be comprised of the following services as requested and directed by the Company:
Review and comment on SEC filings
Review and comment on material journal entries
Review and comment on press releases
Review and comment on corporate presentations
Review and comment on tax filings
Review and comment on insurance renewal proposals
Provide input to auditors on year end audit and quarterly reviews
Provide input on Sarbanes Oxley internal control implementation and testing
Provide input associated with activities regarding Company Trading Policy, though you will no longer administer the policy.
Provide input on Share Repurchase Plan
Provide input on the Company’s treasury function
Provide input on real estate matters affecting the Company, including interacting with sub-lessees.
Provide guidance on other transition matters
SCHEDULE 1